EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Sponsors and Trustee of Municipal Investment Trust Fund, Multistate Series--203,
Defined Asset Funds (California, Florida, Maryland, New York and Ohio Trusts):
We consent to the use in this Registration Statement No. 333-00867 of our opinion dated March 28, 1996, relating to the Statements of Condition of Municipal Investment Trust Fund, Multistate Series--203, Defined Asset Funds (California, Florida, Maryland, New York and Ohio Trusts) and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
March 28, 1996